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                                                                     EXHIBIT 23

                 CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS





Nolbo, Inc.
Tampa, FL



     As independent certified public accountants for Nolbo, Inc., we hereby consent to the use in this Amendment No. 3 to Form SB-2 Registration Statement for Nolbo, Inc. of our report included herein, which has a date of September 1, 1998, except for Note 3 as to which the date is September 18, 1998, relating to the balance sheet of Nolbo, Inc. as of June 30, 1998 and the related statements of operations, cash flows, and stockholders' equity for each of the two years in the period ended June 30, 1998 and to the reference to our firm under the caption "Experts" in the prospectus.



                                       /s/ Aidman, Piser & Company, P.A.
Tampa, FL
June 28, 1999